EXHIBIT 10.2

Dated 30.6.2016

X-Solution Srl

and

Xtribe PLC

AGENCY AGREEMENT

THIS AGREEMENT is made the 30th of June 2016 BETWEEN:

I)	X-Solution Srl, a company incorporated under the Laws of Italy whose registered office is at Via Divisione Folgore 5/b, 36100 Vicenza, Italy (“the Agent”)

II)	Xtribe PLC a company incorporated under the laws of the England and Wales whose registered office is at Victory House, 1st floor, 99-101 Regent Street, London, W1B 4EZ United Kingdom (“the Principal”)

WHEREAS:

(A)	The Principal carries on or intends to carry on the Business short particulars of which are set out in Part I of the Schedule hereto (“the Business”).

(B)	The Principal wishes to appoint the Agent as its Agent to carry on and conduct the business on its behalf and in the name of the Agent and the Agent has agreed to accept such appointment.

NOW IT IS HEREBY AGREED as follows:

1	APPOINTMENT AND TERRITORY .

The Principal hereby appoints the Agent (and the Agent hereby accepts such appointment) as the Principal’s Agent to carry on and conduct the Business as exclusive agent for and on behalf of the Principal and for the Principal’s account in the territory of Italy.

2.	DURATION OF APPOINTMENT

Such appointment shall take effect from January 1, 2016 and shall continue until either party shall terminate the same not less than 30 days notice in writing to the other to that effect.

3.	DUTIES OF AGENT AND OF THE PRINCIPAL

As agent of the Principal, the Agent shall perform and do such transactions, dealings acts and things as may be necessary or expedient for carrying on the Business to the best account and without prejudice to the generality of the foregoing the Agent shall in particular:

Engage and employ such staff and personnel as may in its opinion be appropriate for the proper conduct of the Business; Place orders with, enter into commitments obligations and liabilities of any description with and to third parties for or in the course of the operation of the Business, purchase, sell and turn to account all assets, materials and goods used therein (with power to appoint sub-agents for all or any of the above purposes), purchase, sell, construct, install or dispose of all plant and equipment and effects used in connection with the Business or ancillary or incidental thereto and procure services for the purpose of the Business;

Open and maintain in its own name such banking account or accounts as the Principal shall agree and credit thereto all moneys received by it in connection with the Business or which may be paid by the Principal for the purposes of the Business and debit thereto all expenses incurred in connection with the Business and any sums which the Principal may from time to time require to be paid to it out of such account or accounts by the Agent; hold any assets of the Business in the name of the Agent as agent and nominee for the principal.

The principal shall provide all necessary information with regards to the XTribe Application and its marketing strategies to the Agent in order for the Agent to develop a marketing strategy for the territory of Italy. Moreover, the principal shall not engage in any direct sales or appoint any other agent for the territory of Italy.

4.	DELEGATION

The Agent may delegate any duties or obligation arising under this Agreement with the prior written consent of the Principal.

5.	UNDISCLOSED AGENCY

The Agent shall carry on and conduct the Business in its own name and shall not without the prior written consent of the Principal or required by a disclose to any person, firm or company that is carrying on and conducting the Business the Agent is acting as agent for and on behalf of the Principal.

6.	REMUNERATION

Without prejudice to Clause 7 herein the Principal agrees to pay to the Agent in consideration of the Agent’s services under this agreement fees calculated in the manner specified in Part II of the Schedule hereto such fees to be payable at the time or times so specified. Such fees shall be exclusive of any value added tax or other turnover tax due in respect of the Agent’s services under this Agreement and the Agent shall be entitled to retain out of sums held by the Agent for the account of the Principal the fees payable under this Clause together with any such value added tax or other turnover tax as and when the same fall due.

7.	AGENT TO ACCOUNT

The Agent will hold to the order and account of the Principal all goods, moneys and other property of whatever nature which shall come into its possession or which it may receive in carrying the Business pursuant to this Agreement with full power and authority to deal with and dispose of the same in any manner and for any purpose connected with the Business subject to any directions which it may receive from the Principal from time to time to the intent that the beneficial ownership of all such goods moneys and property shall at all times be vested to the Principal and not to the Agent.

8.	INDEMNITY

The Agent shall discharge and meet all the liabilities and obligation arising from the conduct of the Business and the Principal shall hold the Agent fully indemnified against all liabilities, claims, obligations, costs and expenses of any description which the Agent may incur in the performance of the Agent’s duties under this Agreement to the intent that the Principal and not the Agent shall bear and incur any liabilities and losses of the Business.

9.	DIRECTIONS

The Agent shall observe and abide by any directions which may be made to it by the Principal in relation to the Business or the manner in which it is to conduct its activities as agent of the Principal under this Agreement.

10.	NO PARTNERSHIP

The parties to this Agreement are not partners or joint venture nor is the Agent able to act as the Agent of the Principal save as authorised by this Agreement.

11.	NOTICE

Any notice to be given by either party to the other for the purpose of this Agreement shall be given in writing, addressed to the other party at its address specified in this Agreement or such other address as may from time to time be notified by the recipient for this purpose and may be served personally or sent by prepaid letter post. Any notice sent by post shall be deemed to have been given the day following the date of posting and in proving service it shall be sufficient to show that a letter containing the notice was properly addressed and posted.

12.	ASSIGNMENT

This agreement shall be assignable by either party only with the prior written consent of the other party to this Agreement.

13.	PROPER LAW

This Agreement shall be governed by and construed in accordance with English law and the patties hereto submit to the non-exclusive jurisdiction of the English courts for the purpose of enforcing any claim arising hereunder.

As WITNESS the hands of the duly authorized representative of the parties hereto the day and year first before written.

SIGNED BY:

/s/
for and on behalf of XSolution Srl

SIGNED BY:

/s/
for and on behalf of Xtribe PLC

THE SCHEDULE

Part I

Description of the Business

Xtribe is a free application which geolocates products and services offered by private individuals and businesses in the vicinity of the user.

Part II

Remuneration of Agent

COMMISSIONS

Rate of Remuneration: 5% of all sales introduced to the Principal

When Due: quarterly in arrears

START-UP FEES

One-off contribution towards the development costs of the Xtribe Application:

55% of the development costs as of 30.06.2016

When Due: payable by 31.12.2016